                                                                    EXHIBIT 12.1



                            KEY ENERGY SERVICES, INC.



                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (dollars in thousands)





                                                                                                                THREE MONTHS

                                                                     YEARS ENDED JUNE 30,                           ENDED

                                                  ----------------------------------------------------------    SEPTEMBER 30,

                                                    1998        1999         2000         2001        2002          2002

                                                  --------   ---------    ---------     --------    --------    -------------


Earnings before tax ..........................      38,805   $ (78,933)   $ (27,976)      99,283      65,257           (4,253)

Interest expense .............................      21,476      67,401       71,930       56,560      43,332           11,262

Imputed interest (A) .........................       2,673       2,438        2,153        2,024       2,152              627

                                                  --------   ---------    ---------     --------    --------    -------------

Adjusted Earnings ............................      62,954      (9,094)      46,107      157,867     110,741            7,636

                                                  ========   =========    =========     ========    ========    =============

Interest expensed, imputed and capitalized (B)      24,149      69,839       74,083       59,214      47,150           12,422

                                                  ========   =========    =========     ========    ========    =============

Ratio of earnings to fixed charges ...........        2.61           -            -         2.67        2.35                -




(A) Imputed interest is equal to approximately 1/3 of operating lease expenses.

(B) For the years ended June 30, 2001 and 2002 and the three months ended

    September 30, 2002, capitalized interest was $630,000, $1,666,000 and

    $533,000, respectively.



For the years ended June 30, 1999 and 2000, and the three months ended September

30, 2002, earnings were insufficient to cover fixed charges by $78.9 million,

$28.0 million and $4.8 million, respectively.